Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Emerald Oil, Inc.

Denver, Colorado

We have audited the accompanying statement of operating revenues and direct operating expenses of properties acquired by Emerald Oil, Inc. from Liberty Resources Bakken Operating, LLC and Liberty Resources Management Company, LLC (“Liberty Assets”) for the year ended December 31, 2013.

MANAGEMENT’S RESPONSIBILITY FOR THE FINANCIAL STATEMENTS

Management is responsible for the preparation and fair presentation of this financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statement that is free from material misstatement, whether due to fraud or error.

AUDITORS’ RESPONSIBILITY

Our responsibility is to express an opinion on this financial statement based on our audit.  We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

OPINION

In our opinion, the statement of operating revenues and direct operating expenses referred to above presents fairly, in all material respects, the operating revenues and direct operating expenses, described in Note 1, of the Liberty Assets for the year ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

BASIS OF ACCOUNTING

We draw attention to Note 1 of the financial statement, which describes the basis of accounting.  The financial statement is prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1 and is not intended to be a complete financial presentation of the Liberty Assets.

Denver, Colorado

October 7, 2014

EKS&H LLLP

STATEMENTS OF OPERATING REVENUES AND DIRECT

OPERATING EXPENSES OF THE LIBERTY ASSETS

(in thousands)

	Year Ended	Six Months Ended
	December 31,	June 30,
	2013	2014	2013
		(unaudited)
Operating revenues:
Oil Sales	$10,744	$8,227	$2,596
Natural Gas Sales	573	902	232
Total operating revenues	11,317	9,129	2,828

Direct operating expenses:
Lease operating, workover, and gathering	2,179	1,800	530
Production taxes	1,082	941	254
Total direct operating expenses	3,261	2,741	784

Operating revenues in excess of direct operating expenses	$8,056	$6,388	$2,044

The accompanying notes are an integral part of these statements of operating revenues and direct operating expenses.

NOTES TO STATEMENTS OF OPERATING REVENUES AND DIRECT OPERATING EXPENSES

NOTE 1 – BASIS OF PRESENTATION

On August 1, 2014 Emerald Oil, Inc., a Delaware corporation (“Emerald,” the “Company,” “we,” “us,” or “our”), entered into a material definitive agreement (the “Agreement”) to acquire approximately 30,500 net acres with 18.26 net (53 gross) producing wells located in McKenzie, Billings and Dunn Counties of North Dakota (the “Liberty Assets”) with Liberty Resources Management Company, LLC, and Liberty Resources Bakken Operating, LLC, Delaware limited liability companies (collectively the “Seller” or “Liberty”). The transaction closed on September 2, 2014, and the total consideration paid was approximately $71.2 million in cash and the assignment of approximately 4,300 net acres located in Williams County, North Dakota. Net daily production from the acquired acreage was approximately 400 Boe/day as of May 1, 2014, the effective date of the transaction. The agreement is subject to customary closing conditions and adjustments, including allocating all costs and revenues prior to and after the effective date.

The accompanying statements of operating revenues and direct operating expenses of the Liberty Assets acquired by Emerald (the “Statements”) were derived from the Seller’s historical accounting records.  Because the Liberty Assets are not separate legal entities, the accompanying Statements vary from a complete income statement in accordance with accounting principles generally accepted in the United States of America in that they do not reflect certain expenses that were incurred in connection with the ownership and operation of the Liberty Assets including, but not limited to, general and administrative expenses, interest expense, income taxes, and other indirect expenses.  These costs were not separately allocated to the Liberty Assets in the accounting records of the Seller.  In addition, these allocations, if made using historical general and administrative structures, would not produce allocations that would be indicative of the historical performance of the Liberty Assets had they been Emerald’s properties due to the differing size, structure, operations and accounting policies of Liberty and Emerald.  The accompanying Statements also do not include provisions for depreciation, depletion, amortization and accretion, as such amounts would not be indicative of the costs which Emerald will incur upon the allocation of the fair values for the Liberty Assets.  Furthermore, no balance sheet has been presented for the Liberty Assets, because not all of the historical cost and related working capital balances are segregated or easily obtainable, nor has information about the Liberty Assets’ operating, investing and financing cash flows been provided for similar reasons.  Accordingly, the accompanying statements are presented in order to substantially comply with the rules and regulations of the Securities and Exchange Commission for businesses acquired.

NOTE 2 – USE OF ESTIMATES IN PREPARATION OF THE STATEMENTS

The preparation of the statements of operating revenues and direct operating expenses of the Liberty Assets in conformity with accounting principals generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of operating revenues and direct operating expenses during the respective reporting periods. Actual results may differ from the estimates and assumptions used in the preparation of the statements of operating revenues and direct operating expenses of the Liberty Assets.

NOTE 3 – COMMITMENTS AND CONTINGENCIES

Pursuant to the terms of the Agreement, there are no known claims, litigation or disputes pending as of the close date of the Agreement, or any matters arising in connection with indemnification, and the Buyer and Seller are not aware of any legal, environmental or other commitments or contingencies that would have a material adverse effect on the statement of operating revenues and direct operating expenses of Liberty Assets.

NOTE 4 – REVENUE RECOGNITION

Revenues from the Liberty Assets are recorded from the sales of oil and natural gas when they are produced and sold. The Company uses the sales method of accounting for balancing of natural gas production and would recognize a liability if the existing proven reserves were not adequate to cover the current imbalance situation. The Liberty Assets’ natural gas production was in balance as of the transaction close date, i.e., its cumulative portion of natural gas production taken and sold from wells in which it has an interest equaled the entitled interest in natural gas production from those wells.

NOTE 5 – DIRECT OPERATING EXPENSES

Direct operating expenses are recorded when the related liability is incurred. Direct operating expenses include lease and gathering operating expenses, well workover costs, and production taxes. Certain costs such as depletion, depreciation and amortization, accretion of asset retirement obligations, general and administrative expenses, income taxes, and interest expense were not allocated to the Liberty Assets.

NOTE 6 – SUBSEQUENT EVENTS

Emerald has evaluated subsequent events through October 7, 2014, the date the accompanying Statements were available to be issued. The were no material subsequent events that required recognition or additional disclosure in the accompanying Statements.

NOTE 7 – SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED)

Estimated Net Quantities of Oil and Gas Reserves

Estimated quantities of proved oil and gas reserves of the Liberty Assets as of December 31, 2013 and December 31, 2012 were derived from reserve estimates prepared internally by the Seller. Estimates of proved reserves are inherently imprecise and are continually subject to revision based on production history, results of additional exploration and development, price changes and other factors. All of the Liberty Assets’ proved reserves are located in the continental United States. Estimated quantities of proved oil and gas reserves of the Liberty Assets as of December 31, 2012 were derived by adding back actual production to the December 31, 2013 balances.

Guidelines prescribed in Accounting Standards Codification (“ASC”) Topic 932 have been followed for computing a standardized measure of future net cash flows and changes therein relating to estimated proved reserves. Future cash inflows and future production and development costs are determined by applying prices and costs, including transportation, quality, and basis differentials, to the year-end estimated quantities of oil and gas to be produced in the future. The resulting future net cash flows are reduced to present value amounts by applying a ten percent annual discount factor. Future operating costs are determined based on estimates of expenditures to be incurred in producing the proved oil and gas reserves in place at the end of the period using year-end costs and assuming continuation of existing economic conditions, plus overhead incurred. Future development costs are determined based on estimates of capital expenditures to be incurred in developing proved oil and gas reserves.

The assumptions used to compute the standardized measure are those prescribed by the FASB and the SEC. These assumptions do not necessarily reflect Emerald’s expectations of actual revenues to be derived from those reserves, nor their fair value. The limitations inherent in the reserve quantity estimation process are equally applicable to the standardized measure computations since these reserve quantity estimates are the basis for the valuation process. Emerald emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries and undeveloped locations are more imprecise than estimates of established proved producing oil and gas properties. Accordingly, these estimates are expected to change as future information becomes available. The standardized measure excludes income taxes as the tax basis for the Liberty Assets could not be determined or reasonably estimated for the periods presented. In addition, the tax basis of the Liberty Assets acquired by Emerald will differ from that of Liberty so any tax provision is not relevant.

Oil and Natural Gas Reserve Data

The following reserve quantity information as of December 31, 2013 and 2012, and for the year ended December 31, 2013 was prepared by the Company based on information related to the Liberty Assets provided by the Seller.

	Oil (Mbbl)	Natural Gas (MMcf)	Oil Equivalent (MBoe)
Proved Reserves:
Balance at December 31, 2012	712	952	871
Extensions and discoveries	1,057	939	1,214
Production	(126)	(93)	(142)
Balance at December 31, 2013	1,643	1,798	1,943

Proved developed reserves included above:
December 31, 2012	712	952	871
December 31, 2013	1,552	1,708	1,837

Proved undeveloped reserves included above:
December 31, 2012	—	—	—
December 31, 2013	91	90	106

Standardized Measure of Discounted Future Net Cash Flows

The standardized measure related to proved oil and gas reserves for the Liberty Assets is summarized below. This summary is based on a valuation of proved reserves using discounted cash flows based on SEC pricing applicable for each year, costs and economic conditions and a ten percent discount rate. The additions to proved reserves from new discoveries and extensions and the impact of changes in prices and costs associated with proved reserves could vary significantly from year to year. Accordingly, the information presented below is not an estimate of the fair value of the Liberty Assets and should not be considered indicative of any trends.

The following summary sets forth the Liberty Assets’future net cash flows relating to proved oil and gas reserves based on the standardized measure prescribed in ASC Topic 932:

December 31, 2013 (in thousands)

Estimated future cash inflows	$136,358
Future production costs	(28,951)
Future development costs	(3,853)
Future net cash flows	103,554
Discount of 10% per annum	(50,904)
Standardized measure of discounted future net cash flows	$52,650

During recent years, prices paid for oil and gas have fluctuated significantly. Estimated discounted future net cash flows in the table above for December 31, 2013 were computed using a 12 month, first-day-of-the-month unweighted arithmetic average NYMEX price of $88.80 per Bbl of oil, and $6.17 per MMBtu of gas. Estimated discounted future net cash flows in the table above for December 31, 2012 were computed using a 12 month, first-day-of-the-month unweighted arithmetic average NYMEX price of $85.75 per Bbl of oil and $5.13 per MMBtu of gas. These prices are held constant in accordance with SEC guidelines for the life of the wells included in the reserves but are adjusted by lease in accordance with sales contracts and for energy content, quality, transportation, compression and gathering fees and regional price differentials. The standardized measure at December 31, 2012 was derived by adding back actual production to the December 31, 2013 balances, changing the prices per Bbl and Mcf to the 2012 12-month average and identifying the wells that were added through extensions.

The following table sets forth the changes in standardized measure of discounted future net cash flows relating to proved oil and gas reserves:

Year Ended December 31, 2013
(in thousands)
Standardized measure, beginning of year	$27,310
Sales of oil and natural gas produced, net of production costs	(8,056)
Extensions and discoveries, net of future development and production costs	34,527
Net change of prices and production costs	(462)
Development costs incurred	—
Accretion of discount	2,731
Changes in timing and other	(3,400)
Standardized measure, end of year	$52,650